EXHIBIT 99

EQUITY MARKETING, INC.
6330 San Vicente Blvd.
Los Angeles, California 90048

March 27, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

Re:	Annual Report on Form 10-K of Equity Marketing, Inc. (Commission File No. 2-3346)

Ladies and Gentlemen:

         Equity Marketing, Inc., a Delaware corporation, received a letter from Arthur Andersen LLP, dated March 27, 2002, representing that the audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen LLP personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

         Please contact me at 323-932-4315 if you have any questions regarding the above.

Very truly yours,

/s/ Lawrence J. Madden Lawrence J. Madden Senior Vice President and Chief Financial Officer